[Letterhead of Telford Sadovnick P.L.L.C.]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------


June 30, 2000


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of MicroAccel, Inc., a Utah corporation (the "Registrant"), SEC File No.33-9782-LA, to be filed on or about July 5, 2000, covering the registration and issuance of 950,000 shares of common stock to certain consultants under the Registrant's 2000 Stock Option Plan


Ladies and Gentlemen:

          We hereby consent to the use of our report for the year ended December 31, 1999, dated February 8, 2000, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Yours truly,

/s/ Telford Sadovnick, P.L.L.C.

Telford Sadovnick P.L.L.C.